Exhibit 99.2

Dynatrace Names Jim Benson Chief Financial Officer

WALTHAM, Mass., November 2, 2022 – Software intelligence company Dynatrace (NYSE: DT) today announced the appointment of Jim Benson as Chief Financial Officer (CFO), effective November 15, 2022. Benson has a broad business background with more than 30 years of experience at market-leading technology companies. He will be succeeding Kevin Burns who announced in May 2022 his intention to transition out of Dynatrace by the end of the calendar year. Burns will remain at Dynatrace through an intervening period to ensure a smooth transition.
Benson most recently served as executive vice president and CFO at Akamai Technologies (NASDAQ: AKAM), a global cloud services and cybersecurity leader, from 2012 until 2019. Since then, Benson has held several board seats and is currently a Board member at Grange Insurance, Temenos, and Xplor. Before joining Akamai, he spent 20 years at Hewlett Packard Company (HP) in various senior finance leadership positions.
“I am thrilled to announce Jim’s appointment as CFO of Dynatrace,” said Rick McConnell Chief Executive Officer at Dynatrace. “He is a highly experienced CFO in the technology sector as well as a fantastic strategic and operational leader. I saw firsthand at Akamai how Jim built and scaled a world-class finance organization to support a multi-billion-dollar business and deliver substantial shareholder value. I look forward to working with Jim as we lead Dynatrace through its next chapter of growth.”
“I am truly honored to join the Dynatrace team,” said Benson. “Dynatrace has a highly differentiated observability platform and a tremendous reputation with customers. End-to-end observability and application security, punctuated by Dynatrace’s intelligent automation, are increasingly mandatory for organizations that are digitally transforming. I am excited to work with Rick and the global Dynatrace team to play a key role in leveraging the immense opportunity ahead.”
About Dynatrace

Dynatrace provides software intelligence to simplify cloud complexity and accelerate digital transformation. With automatic and intelligent observability at scale, our all-in-one platform delivers precise answers about the performance and security of applications, the underlying infrastructure, and the experience of all users to enable organizations to innovate faster, collaborate more efficiently, and deliver more value with dramatically less effort. That’s why many of the world’s largest enterprises trust Dynatrace® to modernize and automate cloud operations, release better software faster, and deliver unrivalled digital experiences.

To learn more about how Dynatrace can help your business, visit https://www.dynatrace.com, visit our blog, and follow us on Twitter @dynatrace.

Contacts

Investor Contact:
Noelle Faris
VP, Investor Relations
Noelle.Faris@dynatrace.com

Media Relations:
Jerome Stewart
VP, Communications
Jerome.Stewart@dynatrace.com